Form N-SAR Sub-Item 77K:  Changes in registrants certifying accountant

The Board of Trustees selected PricewaterhouseCoopers LLP (PwC) to serve as the funds independent registered public accounting firm for the funds fiscal year ended December 31, 2016. The decision to select PwC as recommended by the funds Audit Committee and was approved by the Board of Trustees on March 15, 2016. During the funds fiscal years ended December 31, 2015 and December 31, 2014 and the subsequent interim period through March 15, 2016, neither TIP, the funds, nor anyone on their behalf consulted with PwC on any items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(v) of said Item 304).
The decision to dismiss Ernst & Young (EY), the funds former independent registered public accounting firm, and to select PwC does not reflect any disagreements with or dissatisfaction by the funds or the Board with the performance of EY. EYs reports on the funds financial statements for the fiscal years ended December 31, 2015 and December 31, 2014 contained no adverse opinion of disclaimer or opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the funds fiscal years ended December 31, 2015 and December 31, 2014, and through March
15, 2016, (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements,if not resolved to the satisfaction of EY, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the funds financial statements for such years, and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.
The funds have requested that EY furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated August 19, 2016, is filed as an Exhibit to this Form N-SAR.






August 19, 2016

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read Item 77K of Form N-SAR, dated August 29, 2016, of TIFF Investment Program and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

Ernst & Young LLP